Exhibit 99.1

News Release

For Immediate Release April 2, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
RIVERSIDE CENTER IN NEWTON, MA

(BOSTON) - The Boston office of Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired Riverside Center from Equity Office. The office complex is located at 275 Grove Street in Newton, MA, a suburb of Boston. The 510,000-square-foot property is 97 percent leased on a long-term basis to a diverse tenant roster including the world headquarters of e-publishing company Tech Target and pharmaceutical giant McKesson. Hines will manage the property on behalf of Hines Global REIT.
This is Hines Global REIT's third acquisition in the Boston area. In 2011, it acquired 250 Royall in Canton, MA, and the Campus at Marlborough in Marlborough, MA.
“Boston is a market that Hines Global REIT has targeted for investment because of its diverse economy and highly educated workforce,” said Sherri Schugart, president and CEO of Hines Global REIT. “Riverside Center is a well-located, quality asset with strong tenancy that will fit well within our portfolio.”
David Perry, senior managing director of Hines' Boston office said, “The Route 128 Central submarket has proven to be one of the strongest suburban office markets in the nation due to its high barriers-to-development and close proximity to Downtown Boston and Cambridge, as well as easy access to and from the most affluent communities in the metro area.”
Designed by Elkus Manfredi Architects and completed in 2000, Riverside Center comprises three separate four-story buildings connected by a pair of full-height glass-enclosed atria. Amenities include a café, fitness center with locker room and shower facilities, parking for 1,500 cars in an adjacent parking garage and close proximity to major transit routes. Near the Mass Pike/Route 128 interchange, Riverside Center is 15 minutes from downtown Boston and Logan International Airport, and is adjacent to Riverside Station, the terminus of MBTA's Green line, which provides service to Boston and surrounding communities.
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 30 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion as of December 31, 2011, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission.